UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 21, 2005

Loudeye Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-29583	91-1908833
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1130 Rainier Avenue South, Seattle, Washington		98144
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 832-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2005, Loudeye Corp. entered into an Amended and Restated Executive Employment Agreement with Chris J. Pollak, pursuant to which Mr. Pollak will serve as Chief Financial Officer effective November 18, 2005. Mr. Pollak joined Loudeye as Vice President, Finance in January 2005. The following summary is qualified in its entirety by reference to the text of the employment agreement, a copy of which is attached hereto and incorporated herein by reference as Exhibit 10.1.

The employment agreement provides for a base salary of $175,000. Loudeye has agreed to issue Mr. Pollak a stock option grant to purchase 150,000 shares of Loudeye’s common stock at an exercise price per share of $0.47. This option grant has a ten year term from the date of grant and vests 25% at November 18, 2006, and monthly thereafter for 36 consecutive months.

The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Mr. Pollak meets target performance goals identified by the compensation committee of the board of directors and up to 100% of base salary if Mr. Pollak meets maximum performance goals identified by the compensation committee of the board of directors. The actual amount of performance bonuses will be determined by the compensation committee of the board, provided that no bonuses will be paid in the event Loudeye does not have a positive EBITDA balance and not more than 25% of Loudeye’s positive EBITDA balance will be distributed as bonus compensation individually or collectively to Loudeye’s executive leadership team, including Mr. Pollak. In addition, Mr. Pollak will be entitled to receive a bonus of $40,000 upon the earliest of the following: (i) filing of Loudeye’s annual report on Form 10-K for the year ended December 31, 2005, (ii) filing of Loudeye’s last public filing prior to a Change of Control, or (iii) termination by Loudeye of Mr. Pollak’s employment without "Cause" or for failure to meet "performance or quarterly goals".

In the event that Mr. Pollak is terminated by Loudeye without cause, or he resigns for good reason, or is terminated in connection with a change of control or terminates his employment for good reason following a change of control, Mr. Pollak will be entitled to severance equal to three months base salary if the termination occurs prior to December 31, 2005, six months base salary if the termination occurs between January 1, 2006 and December 31, 2006, and nine months base salary if the termination occurs after January 1, 2007. Mr. Pollak has agreed not to compete with Loudeye or solicit customers or employees of Loudeye for one year following termination of employment. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions. Mr. Pollak will be entitled to participate in all benefit plans or arrangements applicable to senior executives of Loudeye.

Item 1.02 Termination of a Material Definitive Agreement.

On November 18, 2005, Loudeye’s board of directors accepted Ronald M. Stevens’ resignation as Loudeye’s Chief Financial Officer and Chief Operating Officer. Mr. Stevens has accepted a position at a venture-backed technology company. Mr. Stevens will continue to serve as a Loudeye employee for a transition period through December 31, 2005. As a result, Mr. Stevens’ executive employment agreement dated March 7, 2005 has been terminated by Mr. Stevens effective as of December 31, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As described above, Ronald M. Stevens resigned as Chief Financial Officer and Chief Operating Officer effective November 18, 2005. Chris Pollak, formerly Loudeye’s Vice President, Finance, has been promoted to Chief Financial Officer and has assumed responsibility as Loudeye’s principal financial and accounting officer.

Mr. Pollak’s biography follows:

Chris J. Pollak. Mr. Pollak has served as Chief Financial Officer since November 2005, and previously served as Loudeye’s Vice President, Finance beginning in January 2005. From August 2000 to December 2004, Mr. Pollak was employed at Primus Knowledge Solutions, Inc., a publicly traded software company, and served as Vice President, Finance, from August 2004 to December 2004, and as Director of Finance and Operations prior to that time. From July 1998 to August 2000, Mr. Pollak was the Chief Financial Officer of Government Computer Sales, Inc., a privately-held technology company.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable.

(d) Exhibits.

10.1 Amended and Restated Executive Employment Agreement between Loudeye Corp. and Chris J. Pollak dated November 18, 2005.

99.1 Press Release dated November 21, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

November 21, 2005	By:	Michael A. Brochu

Name: Michael A. Brochu
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Executive Employment Agreement between Loudeye Corp. and Chris J. Pollak dated November 18, 2005
99.1	Press release dated November 21, 2005